CCC INFORMATION SERVICES GROUP INC. ANNOUNCES
                       FINAL RESULTS OF SELF-TENDER OFFER

CHICAGO, September 8, 2004 - CCC Information Services Group Inc. (Nasdaq: CCCG) announced today the final results of its self-tender offer to purchase up to 11,200,000 shares of its common stock at a price of $18.75 per share. The self-tender offer expired at 5:00 p.m., New York City time, on August 30, 2004. A total of 25,229,409 shares of CCC's common stock were tendered and delivered pursuant to the offer, of which CCC has accepted 11,200,000 shares.
Because  the  offer  was  oversubscribed,  a  proration  factor of approximately
44.1049 percent for shares of CCC's common stock tendered will be applied, except that all shares tendered from holders of less than 100 shares will be repurchased.

As a result of the completion of the offer, the company has approximately 15,862,022 shares of its common stock issued and outstanding as of the time immediately following payment for the tendered shares.

For questions or information, please call Georgeson Shareholder Communications, Inc., the information agent for the self-tender offer, toll free at (800) 255-4719.

This press release is intended for information purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of any class of CCC's common stock. The solicitation of offers to buy shares of CCC common stock is only made pursuant to the offer to purchase and related materials that CCC has sent to its stockholders. Stockholders should read those materials carefully because they contain important information, including the various terms of, and conditions to, the tender offer. Stockholders can obtain the offer to purchase and related materials for free at the SEC's website at WWW.SEC.GOV or from our information agent, Georgeson Shareholder Communications, Inc., by calling (800) 255-4719.

ABOUT  CCC

CCC Information Services Group Inc. (NASDAQ: CCCG), headquartered in Chicago, is a leading supplier of advanced software, communications systems, Internet and wireless-enabled technology solutions to the automotive claims and collision repair industries. Its technology-based products and services optimize efficiency throughout the entire claims management supply chain and facilitate communication among approximately 21,000 collision repair facilities, 350 insurance companies, and a range of industry participants. For more information about CCC Information Services, visit CCC's Web site at www.cccis.com.